SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report:  July 29, 2005
(Date of earliest event reported)

PHYSIOMETRIX INC.
(Exact name of Registrant as specified in its charter)

Delaware	000-27956	77-0248588
(State of Incorporation)	(Commission File No.)	(I.R.S. Employer
Identification No.)

Five Billerica Park,
	101 Billerica Ave., N. Billerica, MA	01862
	(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code:  (978) 670-2422

(Former name or former address, if changed since last report):  N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01.               Changes in Control of Registrant.

On May 31, 2005, Registrant entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which Registrant would be acquired by Hospira, Inc. (“Hospira”). Such Merger Agreement was previously filed by Registrant on June 2, 2005, under a Form 8-K reporting Registrant’s entry into a material definitive agreement.

On July 29, 2005, following approval and adoption of the Merger Agreement and the transactions contemplated thereby by Registrant’s stockholders at an annual meeting held on July 28, 2005, a wholly-owned subsidiary of Hospira merged with and into Registrant (the “Merger”), and Registrant survived the Merger as a wholly-owned subsidiary of Hospira. At the effective time of the Merger, each share of common stock of Registrant that was issued and outstanding immediately prior to the effective time was converted into the right to receive $1.59 per share in cash, without interest. As a result of the Merger, Hospira now owns 100% of the outstanding common stock of Registrant.

The aggregate merger consideration paid by Hospira for the outstanding shares of common stock of Registrant that were cancelled in the Merger and the stock options and warrants of Registrant that were exercised prior to the effective time of the Merger is approximately $23 million in cash plus the repayment of the Registrant’s bank debt of approximately $1 million. The funding of the aggregate merger consideration was supplied by Hospira from its existing cash reserves.

At the effective time of the Merger, all directors of Registrant resigned and were replaced by the individual who was the director of the Hospira merger subsidiary at the effective time.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

PHYSIOMETRIX, INC.

August 1, 2005	By:	/s/ Michael B. Johannesen
Name: Michael B. Johannesen
Title: Secretary